EXHIBIT 99.1


            NATIONAL COAL CORP. ENTERS STOCK PURCHASE AGREEMENT WITH
                          ALABAMA-BASED MINING COMPANY


Knoxville, Tenn. - (June 22, 2007) - National Coal Corp. (Nasdaq: NCOC) today announces it has entered into a stock purchase agreement with the stockholders of Mann Steel Products Inc. to acquire 100% of the stock of the company for $55 million. Mann Steel Products, which is based in Birmingham, Alabama, produces steam and industrial coal for the domestic market.

The transaction is subject to a number of conditions, including, but not limited to, completion by National Coal of its due diligence of the assets and properties to be acquired, National Coal obtaining financing to consummate the acquisition, approval of the transaction by National Coal Corp.'s Board of Directors, and receipt of required third party consents and approvals, including consents of National Coal's senior secured lender and bond holders. Accordingly, there can be no assurance that the acquisition will be completed.

National Coal's acquisition of Mann Steel Products is anticipated to close by the end of the third quarter. These newly acquired operations will add more than 1,000,000 tons of capacity to National Coal's existing annual production capacity of approximately 2,000,000 tons. Mann Steel currently has about 100 employees and produces about 1,000,000 tons.

"Mann Steel Products operates three surface mining facilities that are very well managed and have high quality coal reserves. This is precisely the kind of mining operation we have been seeking to enhance our future growth prospects," said Daniel Roling, President and CEO of National Coal. "Mann's management has maintained excellent relationships with its work force and customer base, and the facilities incur low production costs. If consummated, we look forward to these properties making a meaningful contribution to our operations."


ABOUT NATIONAL COAL CORP.
Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee and Southeastern Kentucky. Currently, National Coal employs about 230 people and produces coal from mines in Tennessee and in Kentucky. National Coal sells steam coal to electric utilities in the Southeastern United States. For more information visit www.nationalcoal.com.


INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include the closing of the acquisition transaction. Factors which could cause actual results to differ materially from these forward-looking statements include failure or difficulty in obtaining third party approvals, our ability to complete the acquisition transaction in a timely manner and the inability to raise the capital necessary to pay the purchase price. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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